Exhibit 99.1

Schering-Plough

News Release

Schering-Plough Corporation

2000 Galloping Hill Road

Kenilworth, New Jersey 07033-0530

FOR RELEASE:  IMMEDIATELY                          Media Contact:   Rosemarie Yancosek

                                                                                                                 Phone: (908) 298-7476

                                                                                    Investor Contacts: Alex Kelly

                                                                                                                Janet M. Barth

                                                                                                                Phone: (908) 298-7436

SCHERING-PLOUGH REACHES AGREEMENT WITH U.S. ATTORNEY'S OFFICE

FOR EASTERN DISTRICT OF PENNSYLVANIA AND U.S. DEPARTMENT OF JUSTICE

Agreement Settles Federal Investigation from Late 1999

KENILWORTH, N.J., July 30, 2004 - Schering-Plough Corporation (NYSE: SGP) today reported that it has reached an agreement with the U.S. Attorney's Office for the Eastern District of Pennsylvania and the U.S. Department of Justice to settle a previously disclosed investigation that began in 1999 of the company's managed care marketing programs. The agreement resolves that investigation.

            "This agreement is another important step in the transformation of Schering-Plough.  We are making progress with our corporate strategy to build a new company where quality, compliance and business integrity are at the center of our work.  We are pleased that we are now putting this matter from the past behind us," said Brent Saunders, senior vice president, Global Compliance and Business Practices, Schering-Plough Corporation.  "Since the new management team came on board beginning in April 2003, we have been working tirelessly to put other issues from past years behind us, while building a company in which business integrity helps to drive high performance."

            Under the agreement, Schering Sales Corporation, a subsidiary of Schering-Plough Corporation, will plead guilty to a single federal criminal charge concerning a payment to a managed care customer and pay a criminal fine of $52.5 million.  In addition, Schering-Plough Corporation agreed to civil damages of $293 million. Accordingly, the aggregate settlement amount is $345.5 million, of which the company will be credited with $53.6 million that was previously paid in additional Medicaid rebates against the civil damages amount, leaving net payments of $291.9 million. Of that amount, $177.5 million of the total settlement will be paid in 2004, and the remaining portion will be paid by March 4, 2005. Interest will accrue on the unpaid balance at the rate of 4 percent.

During the 2003 third quarter, the company increased its litigation reserves related to this investigation and the previously disclosed investigation by the U.S. Attorney's Office for the District of Massachusetts by $350 million. In the fourth quarter of 2002, the company increased its litigation reserves by $150 million for the same matters.

In connection with the settlement, Schering-Plough Corporation will also enter into a five-year corporate integrity agreement with the Office of Inspector General (OIG) of the U.S. Department of Health and Human Services (HHS). The agreement will not affect Schering-Plough Corporation's ongoing business with any customers, including the federal government.

The company cannot predict the impact of this settlement, if any, on other outstanding investigations.

           Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough's vision is to earn the trust of the physicians, patients and customers served by its more than 30,000 people around the world.

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